 Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 13th day of February 2018, by and among Industrea Alexandria LLC, Howard D. Morgan, Heather Faust, Tariq Osman, Joseph Del Toro and Charles Burns.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A Common Stock, $0.0001 par value per share, of Industrea Acquisition Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Industrea Alexandria LLC

By:	/s/ Heather Faust
Name:	Heather Faust
Title:	Manager

Howard D. Morgan

By:	/s/ Howard D. Morgan
Name:	Howard D. Morgan

Heather Faust

By:	/s/ Heather Faust
Name:	Heather Faust

Tariq Osman

By:	/s/ Tariq Osman
Name:	Tariq Osman

Joseph Del Toro

By:	/s/ Joseph Del Toro
Name:	Joseph Del Toro

Charles Burns

By:	/s/ Charles Burns
Name:	Charles Burns